Ernst & Young GmbH	Ralf Bostedt
Wirtschaftsprüfungsgesellschaft	Phone	+49 89 14331 13185
Arnulfstrasse 59	Fax	+49 181 3943 13185
80636 München	ralf.bostedt@de.ey.com
Postfach 19 01 05	www.de.ev.com
80601 München

11 April 2014

Ladies and gentlemen,

We have read Item 4.01 of Form 8-K dated 11 April 2014, of Identivev Group, Inc. and are in agreement with the statements contained in the three paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours, Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

/s/ Bostedt	/s/ Richter
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

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